Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I HOMES ANNOUNCES
CHIEF EXECUTIVE OFFICER SUCCESSION AND NAME CHANGE

Columbus, Ohio (January 12, 2004) - M/I Schottenstein Homes, Inc. (NYSE:MHO) today announced that Robert H. Schottenstein, currently President of the Company, has been named Chief Executive Officer of the Company. In addition, the Company has changed its name to M/I Homes, Inc.

Chief Executive Officer Succession
The Company’s Board of Directors has approved a management succession plan under which Robert H. Schottenstein adds the title of Chief Executive Officer effective today. He succeeds Irving E. Schottenstein who continues to be the Company’s Chairman of the Board.

    Robert H. Schottenstein, 51, joined M/I Homes in 1990 and advanced through the Company’s organization in positions of increasing responsibility including President of Land Operations from 1993 to 1996. He has been a Director of the Company since 1993, and in 1996, he became President of M/I Homes.

Irving E. Schottenstein, 75, co-founder of the Company, has been Chief Executive Officer of the Company since its inception and will continue to serve as Chairman of the Board.

Friedrich K.M. Böhm, Chairman of the Company’s Executive Officer Compensation Committee, stated, "Robert’s assumption of the additional role of Chief Executive Officer is an important part of the Company’s management succession plan. Since being named President, Robert has been instrumental in the Company’s growth and record profitability. He has also demonstrated the management and leadership skills, and knowledge of the homebuilding industry and our customers, to lead the Company. The Board is confident that he will lead M/I Homes to continued success in the coming years."

Name Change
Effective today, the Company has changed its name to M/I Homes, Inc. In announcing the change, Irving E. Schottenstein, the Company’s co-founder and Chairman of the Board stated, "The M/I Homes name better reflects our corporate identity and brand name and allows the Company to further capitalize on the goodwill that we have earned with the M/I Homes name. Since the Company’s founding in 1976, we have sold over 50,000 homes under the M/I Homes brand. The name change also marks the completion of our holding company restructuring which was approved by our shareholders at the 2003 Annual Meeting."

The name change does not impact the Company’s customers or shareholders. The Company’s common shares continue to be listed on the New York Stock Exchange under the ticker symbol, "MHO," and the Company’s web site address continues to be www.mihomes.com.

M/I Homes is one of the nation’s leading builders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and Palm Beach County, Florida; Charlotte and Raleigh, North Carolina; Virginia and Maryland.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition, the impact of war on the economy, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December.